EXHIBIT A
For Immediate Release
AINSWORTH LUMBER CO. LTD. TO TERMINATE ITS REPORTING OBLIGATIONS
UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934
VANCOUVER, BC — July 28, 2008 — Ainsworth Lumber Co. Ltd. (TSX: ANS) (the “Company”) announced today that it intends to terminate its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to its Senior Unsecured Floating Rate Notes Due 2010, 7.25% Senior Unsecured Notes Due 2012, Senior Unsecured Floating Rate Notes Due 2013, 6.75% Senior Unsecured Notes Due 2014 and 6.75% Senior Unsecured Notes Due 2014 (collectively, the “Existing Notes”).
Pursuant to Rule 12h-6 under the Exchange Act, the Securities and Exchange Commission (the “SEC”) permits a foreign private issuer to terminate its reporting obligations under Section 15(d) of the Exchange Act with respect to a class of securities. The Company has today filed a Form 15F with the SEC to terminate its reporting obligations with respect to the Existing Notes. The termination will become effective 90 days after the filing, unless the Form 15F is earlier withdrawn by the Company or denied by the SEC.

For further information, contact: Robert Allen Chief Financial Officer Ainsworth Lumber Co. Ltd. Suite 3194, Bentall 4 P.O. Box 49307 1055 Dunsmuir Street Vancouver, B.C. V7X 1L3
Telephone:	(604) 661-3200
Facsimile:	(604) 661-3201